The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G SHAREHOLDERS ELECT ALL 14 P&G DIRECTOR NOMINEES; BOARD DECLARES QUARTERLY DIVIDEND AT 2023 ANNUAL MEETING
Brett Biggs, former Executive Vice President and Chief Financial Officer of Walmart, Inc., Newly Elected to P&G Board of Directors

CINCINNATI, October 10, 2023 – The Procter & Gamble Company (NYSE:PG) today announced that at its 2023 Annual Meeting of Shareholders, Brett Biggs, former Executive Vice President and Chief Financial Officer of Walmart, Inc., was newly elected to its Board of Directors, effective immediately. P&G shareholders elected all 14 P&G Director nominees, including Mr. Biggs and 13 incumbent Directors, with each receiving strong shareholder support according to preliminary voting results.

P&G's Board is made up of skilled and experienced leaders who provide expert guidance and oversight informed by their unique personal and professional backgrounds. The elected Directors are diverse across gender, race and ethnicity with a mix of tenure, age and industry experience. P&G’s Board of Directors is made up of the following individuals, with complete bios for each available at https://us.pg.com/board-of-directors/:
B. Marc Allen
Brett Biggs
Sheila Bonini
Angela F. Braly
Amy L. Chang
Joseph Jimenez
Christopher Kempczinski
Debra L. Lee
Terry J. Lundgren
Christine M. McCarthy
Jon R. Moeller
Robert J. Portman
Rajesh Subramaniam
Patricia A. Woertz

Election of Mr. Brett Biggs to the P&G Board

P&G’s newest Board member Brett Biggs is the former Executive Vice President and Chief Financial Officer of Walmart, Inc., a role he held from 2016 until 2022.

“Brett brings to P&G significant insight from his experience with a major multinational retailer and expertise related to public company financial matters, including accounting and financial reporting, tax, treasury, and capital strategy,” said Jon Moeller, P&G’s Chairman of the Board, President and Chief Executive Officer. “His experience will lend critical perspective on the challenges and opportunities facing multinational companies, as well as important digital and corporate governance insights from having served as a key leader during Walmart’s transition from traditional brick and mortar to broader omnichannel retail operations. We’re delighted to welcome him to the P&G Board.”

Mr. Biggs served as Chief Financial Officer of Walmart International from 2014 to 2016 and of Walmart U.S. from 2012 to 2014. He also served as Senior Vice President of Operations for Sam’s Club from 2010 to 2012.

During his more than 20-year career with Walmart, Mr. Biggs held several other leadership roles, including Chief Financial Officer of Sam’s Club, Senior Vice President-Corporate Finance and Assistant Treasurer, and Senior Vice President-International Strategy and Mergers and Acquisitions. Prior to joining Walmart in 2000, Mr. Biggs worked in roles related to corporate finance and mergers and acquisitions with Leggett & Platt, Phillips Petroleum Co., and Price Waterhouse.

Mr. Biggs serves as a senior advisor for Blackstone and sits on the Board of Directors of Adobe, Inc. and YUM! Brands, Inc. In addition to his private sector work, Mr. Biggs previously served on the American Red Cross Board of Governors, on the Board of Regents at Pepperdine University, and on the Board of Trustees of the National Urban League.

Board and Shareholder Proposals
Company shareholders also voted today in favor of three Board proposals to ratify the appointment of P&G's independent registered public accounting firm, for an advisory vote on executive compensation and for an advisory vote on the frequency of future executive compensation votes. Shareholders voted against three shareholder proposals requesting a civil rights audit, an annual report on operations in China and a requirement for shareholder approval for certain future amendments to Company regulations.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K filed with the U.S. Securities and Exchange Commission, at which time they will become available on www.pginvestor.com and www.sec.gov.

Quarterly Dividend Declared

Also at today’s Annual Meeting, the Company announced that the P&G Board of Directors declared a quarterly dividend of $0.9407 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2023 to Common Stock shareholders of record at the close of business on October 20, 2023, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on October 20, 2023.

P&G has been paying a dividend for 133 consecutive years since its incorporation in 1890 and has increased its dividend for 67 consecutive years.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®.  The P&G community includes operations in approximately 70 countries worldwide.  Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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Category: PG-IR